Exhibit 1.01

CONFLICT MINERALS REPORT

The Securities and Exchange Commission (“SEC”) adopted Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”) mandated by Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Rule requires SEC registrants to annually disclose columbite-tantalite, cassiterite, gold and wolframite or their derivatives, tantalum, tin and tungsten, (“conflict minerals”) that are necessary to the functionality or production of their products that they manufacture or contract to manufacture (the “Covered Conflict Minerals”) and whether those minerals originated from the Democratic Republic of the Congo (“DRC”) or an adjoining country including Angola, Burundi, Central African Republic, the Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda and Zambia (collectively, the “Covered Countries”).

If a registrant has reason to believe that any of the conflict minerals in their supply chain may have originated in the Covered Countries or if they are unable to determine the country of origin of those conflict minerals, then the registrant must exercise due diligence on the conflict minerals’ source and annually submit a Conflict Minerals Report (“CMR”) that includes a description of those due diligence measures.

This Conflict Minerals Report describes our inquiry and the results of the inquiry, along with our due diligence process on the source of Covered Conflict Minerals for certain of our products, for the calendar year ended December 31, 2025.
Forward-Looking Statements
We caution that any forward-looking statements (as such term is defined in the U.S. Private Securities Litigation Reform Act of 1995) contained in this Conflict Minerals Report involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Among the factors that could cause actual results to differ materially are: changes in product categories, extension of existing product lines, addition of new brands, changes in our selected suppliers, changes in our suppliers’ supply chains, acquisitions, changes to materials used, changes in product design, as well as the risks and uncertainties set forth in “Item 1A. Risk Factors” in our 2025 Annual Report on Form 10-K. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this Conflict Minerals Report to reflect circumstances existing after the date of this report or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
Company Overview
Victoria's Secret & Co. (together with its subsidiaries unless the context otherwise requires, “we”, “us”, “our” or the “Company”) is a specialty retailer of women's intimates and other apparel and beauty products marketed under the Victoria's Secret, PINK and Adore Me brand names. We have approximately 860 stores in the United States (“U.S.”), Canada and China, as well as our own websites, www.VictoriasSecret.com, www.PINK.com, www.AdoreMe.com and www.DailyLook.com, and other digital channels worldwide. Additionally, we have more than 560 stores in approximately 70 countries operating under franchise, license and wholesale arrangements. The Company also includes the merchandise sourcing and production function serving us and our international partners. We operate as a single segment designed to seamlessly serve customers worldwide through stores and digital channels.

Supply Chain
During 2025, we purchased merchandise from approximately 220 suppliers located throughout the world. Our personal care and home fragrance products are manufactured primarily in the U.S., and our women’s intimate and other apparel and accessories products are manufactured primarily in Asia. As a retailer, we do not own and operate any manufacturing facilities; we contract to manufacture our products. We do not directly source conflict minerals from mines, smelters or refiners and are many levels removed from these upstream activities and the parties that are involved in mineral sourcing. As such, we and our suppliers often have difficulty identifying upstream parties in these supply chains. Despite these challenges, through the efforts described in this Conflict Minerals Report, we seek to ensure compliance with the Rule and to maintain sourcing practices consistent with our Conflict Minerals Policy.

VS&Co’s Products Covered by this Report

This Report relates to:

a.Products that have 3TG necessary for function or production.
b.Products that were manufactured, or contracted to be manufactured, by VS&Co.
c.Products for which the manufacture was completed during the Reporting Period (the “Covered Products”).
Description of Reasonable Country of Origin Inquiry
As required by the Rule, we completed a reasonable country of origin inquiry (“RCOI”) with respect to the Covered Conflict Minerals. Our RCOI included the following steps:
1.We worked with members of our production and sourcing teams who are subject-matter experts (“SMEs”) to review the materials and ingredients utilized in our products and their manufacture. Based on their review, we developed a list of 11 suppliers that manufacture or contract to manufacture product categories that could contain conflict minerals that are necessary for their function or production (“in-scope suppliers”).
2.We instructed each of our in-scope suppliers to work with their upstream suppliers, as applicable, to take reasonable steps and make good faith efforts to identify the conflict minerals in our products and their sources.
3.We engaged with our in-scope suppliers’ upstream suppliers, as applicable, to provide training and assistance in identifying conflict minerals in our products and their sources.
4.We compared smelters and refiners (“SORs”) reported by our suppliers to the Responsible Minerals Initiative (RMI) publicly available list of known SORs. RMI is an industry group which exists to assist member companies to investigate and mitigate risks associated with the use of conflict minerals in their products.
5.We escalated uncooperative in-scope suppliers to the applicable sourcing team and Company leaders, as necessary, for further discussion and possible corrective action.

Our RCOI, as described above, was reasonably designed, and performed in good faith to determine whether or not Covered Conflict Minerals in our products originated in the Covered Countries. As a result of our RCOI, our in-scope suppliers reported 23 known SORs. Based upon our RCOI results, we then exercised due diligence on the source of Covered Conflict Minerals in certain products in compliance with the Rule. We have reason to believe that five SORs directly or indirectly sourced from the DRC or an adjoining country. Each of the SORs that sourced from the DRC, or an adjoining country was found to be conformant to RMI’s Responsible Minerals Assurance Process (“RMAP”).

PART I. DUE DILIGENCE
We have developed a due diligence framework which was applied as needed on the source of any Covered Conflict Minerals in our products based upon the results of our RCOI. We conducted due diligence if we were unable to determine with confidence that the Covered Conflict Minerals did not originate in the Covered Countries and did not come from recycled or scrap resources.
Due Diligence Design
We designed our program in material conformance with the Organisation for Economic Co-operation and Development’s (the “OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (Third Edition, 2016). Our conflict minerals due diligence is a continuation of our RCOI and is an on-going process.
VS&Co’s due diligence included the following elements of the OECD framework:
•Step 1: Establish strong company management system.
•Step 2: Identify and assess risk in the supply chain.
•Step 3: Design and implement a strategy to respond to identified risks.
•Step 4: Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain.
•Step 5: Report on supply chain due diligence.
Due Diligence Performed
In accordance with the OECD’s five-step Guidance, the design of our due diligence included, but was not limited to, the following:

Step 1: Establish Strong Company Management Systems
–We maintained a Conflict Minerals Policy that prohibits our suppliers from using conflict minerals which may directly or indirectly finance or benefit armed groups in the Covered Countries. Our Conflict Minerals Policy is available on our website at https://www.victoriassecretandco.com/corporate-responsibility/supply-chain/standards-and-policies.
–We continued providing training to our suppliers to review the Rule and its requirements as well as our Conflict Minerals Policy, remind them of their role in our RCOI and due diligence efforts and clarify commonly misunderstood terms and concepts based upon survey responses. We maintained language in our supplier contracts and other supply chain guideline documents to specifically address our Conflict Minerals Policy and the Rule.
–When a new supplier is considered for production of goods that might be in-scope, the Production and Sourcing teams are made aware of our Conflict Minerals policy and requirements, and the information is provided in writing, by telephone, and/or through in-person meetings.
–We established the following multi-level, cross-functional governance structure to monitor developments and provide ongoing management of our conflict minerals program:
–Independent Production Services (IPS)*: Provides oversight related to matters of Conflict Minerals Policy, compliance, guidance related to the design and execution of our conflict minerals program.
–Subject Matter Experts: Provide insights from the production and sourcing teams to ensure that in-scope product types and suppliers remain updated, review program status, and obtain continuous feedback on the execution of our program.
*Independent Production Services (IPS) is a compliance function within Victoria’s Secret & Co. that works with suppliers to ensure goods are sourced from factories that meet or exceed Victoria’s Secret & Co.’s compliance standards. IPS is responsible for monitoring and enforcement of Victoria’s Secret & Co.’s social compliance program and has been supporting global compliance for more than two decades, enabling improvement in working conditions, supply chain security, trade compliance and brand protection in our supply chain through monitoring, remediation, capacity building and training.

Step 2: Identify and Assess Risk in the Supply Chain
–We performed a RCOI which included requiring in-scope suppliers to complete the RMI’s CMRT as well as a review of the data collected to determine if the SORs reported to us sourced conflict minerals from a Covered Country.
–We reviewed incomplete and inconsistent RCOI responses and engaged with our suppliers and their upstream suppliers, as needed, to provide additional training, clarify responses and gather additional information. We continue to refine our plan to identify risks in our suppliers’ RCOI responses.
Step 3: Design and Implement a Strategy to Respond to Identified Risks
–We informed in-scope suppliers of our Conflict Minerals Policy in RCOI communications.
–Victoria's Secret & Co. is a member of RMI. As a member, we have access to additional information about the countries of origin from which SORs source. Using that information, we performed additional procedures to assess the SORs reported to us.
–We continue to develop, and are committed to executing, a risk mitigation plan that includes providing updates to our Sourcing Risk Council, as needed, and escalating identified risks to production and sourcing teams and the Compliance Oversight Committee to determine appropriate next steps and possible corrective action.

Step 4: Perform Independent Third-party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain, As Necessary
–As members of the RMI, we support audits of conflict minerals SORs conducted by independent third parties through the RMAP, as necessary.

Step 5: Report on Supply Chain Due Diligence
–We filed this Conflict Minerals Report for the calendar year ended Dec. 31st, 2025 with the SEC as Exhibit 1.01 to the Form SD on May 28, 2026.

Results of Due Diligence Performed
Based on our due diligence process and the subsequent information we gathered, we are unable to confirm the origin of all the Covered Conflict Minerals used in our products and whether armed groups directly or indirectly benefited. Our in-scope suppliers reported 23 SORs who may have provided Covered Conflict Minerals used in our products. The smelters and refiners identified by the in-scope suppliers may not be all the smelters and refiners in the supply chain of our products. Approximately 79% of the reported SORs are conformant to the RMAP or an equivalent audit protocol. We confirmed that five reported SORs sourced from the Covered Countries, and each was RMAP conformant. We included Appendix A to provide information about the SORs reported by our in-scope suppliers, their conformance status, and the possible sources of Covered Conflict Minerals in our supply chain. The table below summarizes the conformance status of known SORs reported by the Company’s in-scope suppliers.

MINERALS	CONFORMANT[1]	ACTIVE[2]	NON-CONFORMANT[3]	TOTAL
TIN	9	1	3	13
TANTALUM	1	0	0	1
TUNGSTEN	0	0	1	1
GOLD	8	0	0	8
TOTAL	18	1	4	23
TOTAL BY PERCENT	79%	4%	17%	100%
1SORs listed as “conformant” were audited and found to be conformant to RMAP audit protocols or an equivalent audit program as of March 31st, 2026.
2The SOR listed as “active” is an eligible smelter and is engaged in the RMAP audit protocol but not yet conformant.
3The SORs listed as “non-conformant” have not been audited, so their conformance status to RMAP or equivalent audit protocols is unknown.
Steps to Mitigate Risks and Improve Due Diligence
In order to improve our due diligence for future disclosure years, we plan to:
–Continue our membership and participation in the RMI through monthly membership and semi-monthly workgroup meetings and collaborate with other industry groups and peer companies.
–Continue to partner closely with, and provide training to, our finished goods suppliers, component and raw material sub-suppliers, sourcing teams and other applicable associates to improve our compliance efforts.
–Continue to encourage our suppliers to put a conflict minerals policy in place or improve their existing conflict minerals policies.
–Continue to encourage suppliers to only work with SORs that are conformant to the RMAP audit protocols or an equivalent audit program.
–Implement corrective actions for suppliers who are unable to provide complete and accurate information or do not source from smelters or refiners who have been validated through programs such as RMI’s RMAP, London Bullion Market Association’s Responsible Gold Programme or Responsible Jewellery Council’s Chain-of-Custody Certification Program.

APPENDIX A

Smelters and Refiners Reported in the Company’s Supply Chain as Of December 31, 2025

Many of our suppliers provided company-level data in their CMRTs, which means that they may have provided information about conflict minerals used in products manufactured for the Company as well as other customers. As such, not all SORs listed below may have processed conflict minerals necessary to the function or production of our products.

METAL	SMELTER/REFINER NAME	SMELTER/REFINER COUNTRY*	CONFORMANCE STATUS
GOLD	ADVANCED CHEMICAL COMPANY	UNITED STATES OF AMERICA	CONFORMANT
GOLD	AIDA CHEMICAL INDUSTRIES CO., LTD.	JAPAN	CONFORMANT
GOLD	ANGLOGOLD ASHANTI CORREGO DO SITIO MINERACAO	BRAZIL	CONFORMANT
GOLD	ASAKA RIKEN CO.,LTD.	JAPAN	CONFORMANT
GOLD	HERAEUS METALS HONG KONG LTD.	CHINA	CONFORMANT
GOLD	METALOR TECHNOLOGIES S.A.	SWITZERLAND	CONFORMANT
GOLD	SHANDONG ZHAOJIN GOLD & SILVER REFINERY CO., LTD.	CHINA	CONFORMANT
GOLD	ZHONGYUAN GOLD SMELTER OF ZHONGIJN GOLD CORPORATION	CHINA	CONFORMANT
TANTALUM	GUANGDONG RISING RARE METALS – EO MATERIALS LTD.	CHINA	CONFORMANT
TIN	ALPHA	UNITED STATES OF AMERICA	CONFORMANT
TIN	CHINA TIN LAI BEN SMELTER CO.,LTD.	CHINA	CONFORMANT
TIN	ESTANHO DE RONDONIA S.A.	BRAZIL	CONFORMANT
TIN	GEJIU KAI MENG INDUSTRY AND TRADE LLC	CHINA	NON-CONFORMANT
TIN	GEJIU YUNXIN NONFERROUS ELECTROLYSIS LTD.	CHINA	NON-CONFORMANT
TIN	JIANGXI NEW NANSHAN TECHNOLOGY LTD.	CHINA	ACTIVE
TIN	MALAYSIA SMELTING CORPORATION (MSC)	MALAYSIA	CONFORMANT
TIN	MITSUBISHI MATERIALS CORPORATION	JAPAN	CONFORMANT
TIN	O.M. MANUFACTURING (THAILAND) CO., LTD.	THAILAND	CONFORMANT
TIN	PT TIMAH TBK MENTOK	INDONESIA	CONFORMANT
TIN	THAISARCO	THAILAND	CONFORMANT
TIN	YUNNAN CHENGFENG NON-FERROUS METALS CO.,LTD.	CHINA	NON-CONFORMANT
TIN	YUNNAN TIN COMPANY LIMITED	CHINA	CONFORMANT
TUNGSTEN	FUJIAN XINLU TUNGSTEN CO.,LTD.	CHINA	NON-CONFORMANT
–The table includes entities that were listed as smelters or refiners by the RMI which determined conformant or non-conformant status.
–Refiners and smelters listed are as of the Assessment Date and based on information made publicly available by the RMI, without independent verification by Victoria's Secret & Co.
*"Smelter Country” is the country in which the smelter or refiner is located. Country location is based solely on information made publicly available by the RMI, without independent verification by Victoria's Secret & Co.